Exhibit 99.1

ActivIdentity Announces Record Quarterly and Annual Results for Fiscal Year, ended September 30, 2006

Company delivers record revenues and strong revenue growth, 90% increase Q4 FY 2006 over Q4 FY 2005 and 27% year over year, while reducing operating expenses

Fremont, Calif. December 5, 2006 – ActivIdentity Corporation, (NASDAQ: ACTI), a leading provider of digital identity assurance, today reported its financial results for the fourth quarter and fiscal year ended September 30, 2006.

Revenue for the fourth quarter of 2006 was $17.9 million, compared with $9.4 million for the fourth quarter of 2005 and $12.9 million for the previous quarter ended June 30, 2006. Net loss for the fourth quarter of 2006 was $0.3 million, or $0.01 per basic and diluted share, compared with a net loss of $10.1 million, or $0.23 per basic and diluted share, for the same period in 2005. The Company’s net loss for the third quarter of 2006 was $5.3 million or $0.12 per basic and diluted share.

Gross margin for the fourth quarter ended September 30, 2006 was 72 percent compared to 58 percent for the quarter ended September 30, 2005, and 55 percent for the quarter ended June 30, 2006.

Total operating expenses for the quarter ended September 30, 2006 were $14.6 million compared to $16.6 million for the quarter ended September 30, 2005 and $14.4 million for the previous quarter ended June 30, 2006.

Cash used in operations for the quarter ending September 30, 2006 was $3.6 million compared to $3.0 million for the same quarter in 2005 and $1.2 million for the previous quarter ended June 30, 2006.

“The fourth quarter ended a year of revenue growth and improved operational efficiencies for ActivIdentity. I am delighted by the support of our staff and executives who have worked together to implement changes, focus our business and deliver on our plan for 2006,” said ActivIdentity Chief Executive Jason Hart.

“In fiscal 2007 we plan to grow our top line revenue by focusing on our market strength and experience in providing employer to employee smart ID solutions and government to citizen ID solutions, while building our business together with our key partners. In addition we plan to continue to concentrate on simplification to increase our operational efficiencies,” Hart continued.

“We are encouraged by the positive trends in the business and expect these trends to continue into our next fiscal year. Although we expect the business will continue to be subject to seasonal variations, we believe it will generally grow inline or better than our market sector,” Hart added.

Financial Highlights:

•	Revenue: ActivIdentity’s 90 percent quarterly year-over-year revenue growth in the fourth quarter of fiscal 2006 was the result of several factors, especially growth in the government sector. Additionally, the Company increased deferred revenue by $5.2 million during the fourth quarter of 2006. For the fiscal year 2006, ActivIdentity generated revenue of $53.4 million, an increase of 27 percent from $42.2 million for the year ended September 30, 2005.

•	Net loss: ActivIdentity’s net loss per basic and diluted share of $0.01 for the fourth quarter of 2006 concluded a year of steady earnings improvement. For the fiscal year 2006, the Company posted losses of $22.5 million, or $0.50 per basic and diluted share, compared with a net loss of $47.9 million, or $1.11 per basic and diluted share, for the fiscal year 2005.

•	Cash Position: Cash (including short term investments) at the end of fiscal year 2006 was $128.0 million.

Operational Highlights:

•	Customer Base: ActivIdentity closed 14 significant wins to new and existing customers in the quarter. The Company sold its smart employee ID and citizen access card solutions to a broad base of customers across multiple vertical markets in the fourth quarter of 2006; in particular, sales to the government sector grew.

•	Key Partnerships: ActivIdentity continued to leverage its strategic relationships during the fourth quarter, delivering on new major projects in the U.S and Europe with EDS, Novell and Unisys.

First Quarter Business Outlook

The company expects first quarter 2007 revenue to be in the range of $13.5 million to $15.0 million with a loss of between $0.08 and $0.11 per basic and diluted share. Cash (including short term investments) are expected to increase to between $128 million and $130 million.

Conference Call Details

The public is invited to listen to the live audio web cast of ActivIdentity’s conference call on the investor relations section of the Company’s website at www.ActivIdentity.com. A replay of both the web cast and the audio of the conference call will be available approximately two hours after the conclusion of the call. The web cast replay will remain available on the investor relations section of the Company’s website until 11:59 p.m. (PST) on Saturday December 30, 2006. The audio replay will remain available until 11:59 p.m. (PST) on Friday December 8, 2006 and can be accessed by dialing 800 642 1687 or 706 645 9291 and entering the conference ID number 1300437.

About ActivIdentity

ActivIdentity Corporation (NASDAQ: ACTI) is a trusted provider of identity assurance solutions for the enterprise, government, healthcare, and financial services markets worldwide. The company provides the only fully-integrated platform enabling organizations to issue, manage and use identity devices and credentials for secure access, secure communications, legally binding digital transactions, as well as intelligent citizen services.

ActivIdentity customers experience multiple benefits including increased network security, protection against identity theft and online fraud, enhanced workforce productivity, business process efficiencies, and regulatory compliance.

ActivIdentity® solutions include Smart Employee ID, Enterprise Single Sign On, Strong Authentication, Secure Information and Transactions, and Smart Citizen ID.

More than 15 million users and 4,000 customers worldwide rely on solutions from ActivIdentity. Headquartered in Fremont, Calif., the company has development centers in the United States, Australia, France, and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

Forward-Looking Statements Safe Harbor

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to our history of losses and need for revenue growth and cost containment, the integration of acquired business and technologies, the variability of our quarterly results, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s Web site at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivIdentity Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2006	September 30, 2005 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,477	$13,167
Short-term investments	116,570	140,387
Accounts receivable, net	18,048	7,156
Inventories	1,633	1,649
Prepaid and other current assets	2,976	3,630

Total current assets	150,704	165,989

Property and equipment, net	3,612	3,116
Other intangible assets, net	9,830	9,323
Other long-term assets	968	757
Goodwill	35,874	36,162

Total assets	$200,988	$215,347

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,001	$1,696
Accrued compensation and related benefits	6,425	6,071
Current portion of restructuring liability	750	1,209
Accrued and other current liabilities	4,585	5,213
Current portion of deferred revenue	12,788	6,580

Total current liabilities	26,549	20,769

Deferred revenue, net of current portion	1,945	1,877
Restructuring liability, net of current portion	2,249	2,986
Long-term deferred rent	919	1,056

Total liabilities	31,662	26,688

Minority interest	373	1,240
Shareholders’ equity:
Common stock	420,573	417,809
Deferred employee stock-based compensation	—	(615)
Accumulated deficit	(237,203)	(214,731)
Accumulated other comprehensive loss	(14,417)	(15,044)

Total shareholders’ equity	168,953	187,419

Total liabilities and shareholders’ equity	$200,988	$215,347

(1)	Derived from audited consolidated financial statements.

ActivIdentity Corporation

Condensed Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005 (1)
	(Unaudited)		(Unaudited)
Revenue:
Software	$10,278	$4,091	$25,324	$16,742
Hardware	3,431	2,825	14,294	12,426
License	—	—	—	4,100
Maintenance and support	4,159	2,494	13,757	8,888

Total revenue	17,868	9,410	53,375	42,156

Cost of revenue:
Software	1,065	1,068	4,642	4,413
Hardware	2,088	1,792	8,541	6,987
License	—	—	—	23
Maintenance and support	1,068	554	3,865	2,395
Amortization and impairment of acquired developed technology	783	498	2,772	5,348

Total cost of revenue	5,004	3,912	19,820	19,166

Gross profit	12,864	5,498	33,555	22,990
Operating expenses:
Sales and marketing	6,394	6,789	26,889	28,725
Research and development	5,219	4,177	19,560	17,534
General and administration	2,913	3,230	12,647	11,402
Restructuring expense	(9)	1,340	805	2,482
In-process research and development	—	782	—	1,319
Amortization of other intangible assets	48	258	719	1,117
Impairment of goodwill	—	—	—	9,426
Write-down of acquired intangible assets	—	—	—	2,352

Total operating expenses	14,565	16,576	60,620	74,357

Loss from operations	(1,701)	(11,078)	(27,065)	(51,367)
Other income (expenses):
Interest income, net	1,364	899	4,694	4,107
Other income (expenses), net	182	157	173	(456)
Total other income, net	1,546	1,056	4,867	3,651

Loss from operations before income taxes, minority interest, and other investors’ interest in Aspace Solutions Limited	(155)	(10,022)	(22,198)	(47,716)
Income taxes	(195)	(133)	(378)	(255)
Minority interest	7	49	104	45

Net loss	$(343)	$(10,106)	$(22,472)	$(47,926)

Basic and diluted net loss per share	$(0.01)	$(0.23)	$(0.50)	$(1.11)

Shares used to compute basic and diluted net loss per share	45,573	44,561	45,307	43,361

(1)	Derived from audited consolidated financial statements.

ActivIdentity Corporation

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Twelve Months Ended September 30,
	2006	2005 (1)
	(Unaudited)
Cash flows from operating activities:
Net loss	$(22,472)	$(47,926)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,504	1,886
Amortization and impairment of acquired developed technology	2,772	5,348
Amortization of acquired intangible assets	719	1,117
Impairment of goodwill	—	9,426
Write-down of acquired intangible assets	—	2,352
In-process research and development	—	1,319
Amortization of employee stock-based compensation	3,308	285
Loss on disposal of property and equipment	173	154
Minority interest	(104)	(45)
Changes in:
Accounts receivable	(10,713)	19
Inventories	83	307
Prepaid and other current assets	574	(395)
Accounts payable	250	(899)
Accrued compensation and related benefits	244	(1,356)
Restructuring liability	(1,219)	(682)
Accrued and other current liabilities	(15)	1,045
Deferred revenue	6,210	(3,422)
Deferred rent	(64)	11

Net cash used in operations	(18,750)	(31,456)

Cash flows from investing activities:
Purchases of property and equipment	(2,147)	(798)
Cash used in acquisition of patents	(3,999)	—
Purchases of short-term investments	(118,839)	(18,980)
Proceeds from sales and maturities of short-term investments	143,881	74,175
Cash used in acquisitions, net of cash received	(746)	(28,337)
Acquisition of ActivCard Europe S.A. minority interest	(561)	(59)
Other long-term assets	(196)	40

Net cash provided by (used in) investing activities	17,393	26,041

Cash flows from financing activities:
Proceeds from sale of common stock	70	2,846
Net (decrease) increase in short-term borrowings	—	(1,490)
Net cash provided by financing activities	70	1,356

Effect of exchange rate changes on cash	(403)	113

Net decrease in cash and cash equivalents	(1,690)	(3,946)
Cash and cash equivalents, beginning of period	13,167	17,113

Cash and cash equivalents, end of period	$11,477	$13,167

(1)	Derived from audited consolidated financial statements.